Exhibit 99.1
NEWS RELEASE

Contacts:	Volcom, Inc. Doug Collier Chief Financial Officer (949) 646-2175	PondelWilkinson Inc. David Stankunas (310) 279-5975; dstankunas@pondel.com Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
VOLCOM REPORTS 2007 FIRST QUARTER RESULTS
•	First quarter total revenues increased 22.2% to $50.8 million

•	First quarter net income increased 23.8% to $5.5 million, equal to $0.22 per diluted share
COSTA MESA, CA — April 26, 2007 — Volcom, Inc. (NASDAQ: VLCM) today announced that for the first quarter ended March 31, 2007, total revenues increased 22.2% to $50.8 million, compared with $41.6 million in the first quarter of 2006.
“I am very pleased with our first quarter results,” said Richard Woolcott, Volcom’s president and chief executive officer. “The Volcom brand continues to perform well at retail and I am proud of what our team has accomplished so far this year.”
Gross profit as a percentage of total revenues for the first quarter of 2007 was 52.0%, compared with 51.7% in the first quarter of 2006.
Operating income for the first quarter of 2007 increased 20.6% to $8.1 million, compared with $6.7 million for the first quarter of 2006. Operating margin was 15.9% for the first quarter of 2007, compared with 16.1% in the first quarter of 2006, and includes Volcom’s continued investments in preparing to take direct control over its European operations in the second half of this year.
Net income for the first quarter of 2007 increased 23.8% to $5.5 million, or $0.22 per diluted share. This compares with $4.4 million, or $0.18 per diluted share for the first quarter of 2006.
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2007 Outlook
Based on current visibility regarding the remainder of the fiscal year, the company is increasing its previously issued diluted earnings per share guidance for 2007 to a range of $1.47 to $1.50, from $1.44 to $1.47. The company is also reaffirming its 2007 revenue guidance of an increase of 34% to 36% over 2006, equating to total revenues ranging from $275 to $280 million.
For the second quarter of 2007, the company currently expects revenues to be approximately $54 million to $56 million. The company also said that it expects second quarter fully diluted earnings per share to be $0.21 to $0.22, which includes an anticipated loss in Europe for the second quarter of approximately $0.06 per diluted share.
The company will host a conference call today at approximately 4:30 p.m. EDT to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com and www.earnings.com.
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding our guidance and future financial performance contained under the section entitled 2007 Outlook, and Mr. Woolcott’s statements regarding our outlook for future business and financial performance constitute forward-looking statements. These forward-looking statements are based on management’s current expectations but
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they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, sales of our products by key retailers, including Pacific Sunwear, our ability to successfully shift from a licensee model in Europe to a direct control model, the success of our new product categories, changes in fashion trends and consumer preferences, general economic conditions, the impact of trade safeguards with China, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Product revenues	$49,425	$40,513
Licensing revenues	1,393	1,083

Total revenues	50,818	41,596
Cost of goods sold	24,411	20,074

Gross profit	26,407	21,522
Selling, general and administrative expenses	18,345	14,836

Operating income	8,062	6,686
Other income:
Interest income, net	1,081	737
Foreign currency gain	39	3

Total other income	1,120	740

Income before provision for income taxes	9,182	7,426
Provision for income taxes	3,700	3,000

Net income	$5,482	$4,426

Net income per share:
Basic	$0.23	$0.18
Diluted	$0.22	$0.18
Weighted average shares outstanding:
Basic	24,273,178	24,200,256
Diluted	24,374,647	24,312,946

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$88,968	$85,414
Accounts receivable — net of allowances	33,366	34,175
Inventories	11,160	13,185
Prepaid expenses and other current assets	2,376	1,383
Deferred income taxes	2,416	2,353

Total current assets	138,286	136,510

Property and equipment — net	17,618	11,527
Investments in unconsolidated investees	298	298
Deferred income taxes	667	660
Intangible assets — net	375	386
Goodwill	158	158
Other assets	275	209

Total assets	$157,677	$149,748

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,008	$8,764
Accrued expenses and other current liabilities	7,675	6,175
Income taxes payable	3,243	424
Current portion of capital lease obligations	79	78

Total current liabilities	17,005	15,441

Long-term capital lease obligations	85	106
Other long-term liabilities	203	204
Income taxes payable — non-current	126	—
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	87,624	86,773
Retained earnings	52,373	47,019
Accumulated other comprehensive income	237	181

Total stockholders’ equity	140,258	133,997

Total liabilities and stockholders’ equity	$157,677	$149,748

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,
	2007	2006
Cash flows from operating activities:
Net income	$5,482	$4,426
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	533	310
Provision for doubtful accounts	146	42
Tax benefits related to exercise of stock options	(173)	(113)
Loss on disposal of property and equipment	15	8
Stock-based compensation	210	207
Deferred income taxes	(63)	—
Changes in operating assets and liabilities:
Accounts receivable	684	(1,493)
Inventories	2,032	3,161
Prepaid expenses and other current assets	(986)	520
Income taxes receivable/payable	2,993	2,913
Other assets	(66)	(10)
Accounts payable	(2,760)	(1,304)
Accrued expenses	1,272	1,536
Other long-term liabilities	(4)	—

Net cash provided by operating activities	9,315	10,203

Cash flows from investing activities:
Purchase of property and equipment	(6,458)	(963)
Proceeds from sale of property and equipment	15	—

Net cash used in investing activities	(6,443)	(963)

Cash flows from financing activities:
Principal payments capital lease obligations	(20)	(17)
Proceeds from exercise of stock options	465	374
Tax benefits related to exercise of stock options	173	113

Net cash provided by financing activities	618	470

Effect of exchange rate changes on cash	64	8

Net increase in cash and cash equivalents	3,554	9,718
Cash and cash equivalents — Beginning of period	85,414	71,712

Cash and cash equivalents — End of period	$88,968	$81,430